Exhibit (a)(5)

                        Offer to Purchase for Cash
                  All Outstanding Shares of Common Stock

                                    of

                            TriMas Corporation

                                    at

                           $34.50 Net Per Share

                                    by

                        MascoTech Acquisition, Inc.
                       a wholly owned subsidiary of
                              MascoTech, Inc.


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.
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                                                           December 17, 1997

To Our Clients:

               Enclosed for your consideration are an Offer to Purchase, dated December 17, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by MascoTech Acquisition, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of MascoTech, Inc., a Delaware corporation ("Parent"), to purchase all issued and outstanding shares (the "Shares") of common stock, $.01 par value per share, of TriMas Corporation, a Delaware corporation (the "Company"), at a price of $34.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). We are the holder of record of Shares held by us for your account.

               A tender of Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

               We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

               Your attention is invited to the following:

               1. The tender price is $34.50 per Share, net to you in cash.

               2. The Offer is being made for all issued and outstanding
Shares.

               3. The Board of Directors of the Company (the "Company Board") has unanimously determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the holders of Shares (other than Parent, its Chief Executive Officer and Masco Corporation) and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer. The unanimous vote of the Company Board is based upon, among other things, the unanimous recommendation of the Offer by a Special Committee of the Company Board, which is comprised entirely of non-management independent directors.

               4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.

               5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares (not including Shares tendered by Parent, its subsidiaries or its Chief Executive Officer or by Masco Corporation), which represents at least a majority of the then issued and outstanding shares (excluding for purposes of this calculation all Shares owned by Parent, its subsidiaries, its Chief Executive Officer or by Masco Corporation and all Shares that may not be tendered pursuant to the Offer because they are subject to restrictions under certain Company stock plans).

               6. You will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

               If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

               The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Smith Barney Inc. (now associated with Salomon Brothers Inc and collectively with Salomon Brothers Inc doing business as Salomon Smith Barney), the Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.



                     INSTRUCTIONS WITH RESPECT TO THE
                        OFFER TO PURCHASE FOR CASH
                  ALL OUTSTANDING SHARES OF COMMON STOCK
                           OF TRIMAS CORPORATION
                      BY MASCOTECH ACQUISITION, INC.,
                       A WHOLLY OWNED SUBSIDIARY OF
                              MASCOTECH, INC.

               The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 17, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by MascoTech Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of MascoTech, Inc., to purchase all issued and outstanding shares (the "Shares") of common stock, $.01 par value per share, of TriMas Corporation, a Delaware corporation.

               This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


Dated:                                  , 199
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Number of Shares to be Tendered:*


                    Shares



                     SIGN HERE


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                   Signature(s)

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Please type or print name(s):


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Please type or print address:

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          Area Code and Telephone Number

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 Taxpayer Identification or Social Security Number



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*  Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.